QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

Company Contact: Joseph W. Baty, Chief Financial Officer (801) 975-5186 email: joeb@weider.com www.weider.com	Agency Contact: Keith Lippert/Lillian Armstrong Lippert/Heilshorn & Associates (212) 838-3777/(415) 433-3777 email: lillian@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

        Salt Lake City, Utah, September 25, 2003: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2004 first quarter ended August 31, 2003.

        Weider Nutrition's net sales were $63.6 million for the fiscal 2004 first quarter, compared to $69.3 million for the same period in fiscal 2003. Fiscal 2003 first quarter net sales include $3.1 million relating to the American Body Building™ and Science Foods® businesses, which were sold in that quarter. For its fiscal 2004 first quarter, Weider Nutrition reported net income of $2.2 million, or $0.08 per share (diluted), compared to a net loss of $10.9 million, or $0.42 per share, for the same period a year ago. The prior year quarter reflects the impact of adopting SFAS No. 142, which resulted in an after-tax charge of $15.4 million for the write-off of certain goodwill.

        Bruce Wood, president and CEO, stated, "We began fiscal 2004 with a strengthened financial position, which has allowed us to continue implementation of marketing programs aimed at growing our flagship Move Free® joint care brand and the global Weider® brand. We were encouraged that our first quarter results may indicate revenues have started to stabilize. Furthermore, we were able to generate positive earnings per share, even while continuing our marketing efforts to grow our Move Free brand in fiscal 2004."

Conference Call Information

        Weider Nutrition International will hold a conference call today, September 25, 2003 at 11 a.m. ET. The U.S. domestic access number is (888) 803-8271. International participants should dial (706) 634-2467. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com or http://www.weidernutrition.biz/corporate/press_releases.asp. If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 2789820. The telephone replay will be available through September 29, 2003 and the webcast through October 24, 2003.

About Weider Nutrition

        Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company's ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

        Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free® brand and other branded new products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully restructure the Haleko business unit and make it profitable, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development and new product introductions into the marketplace, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations department or may be obtained at the SEC's website (www.sec.gov).

—Tables to Follow—

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(unaudited)

	Three Months Ended August 31,
	2003(b)	2002(a)(b)
Net sales	$63,641	$69,328
Cost of goods sold	39,348	41,215

Gross profit	24,293	28,113

Operating expenses:
Selling and marketing	14,496	11,677
Other operating expenses	6,739	7,403

Total operating expenses	21,235	19,080

Income from operations	3,058	9,033
Other expense, net	(341)	(601)

Income from continuing operations before income taxes	2,717	8,432
Income taxes	1,088	3,373

Income from continuing operations	1,629	5,059
Income (loss) from discontinued operations, net of tax	566	(571)
Cumulative effect of change in accounting principle, net of tax	—	(15,392)

Net income (loss)	$2,195	$(10,904)

Weighted average common shares outstanding—diluted	26,745	26,301

Net income (loss) per share:
Income from continuing operations	$0.06	$0.19
Income (loss) from discontinued operations	0.02	(0.02)
Change in accounting principle (anti-dilutive)	—	(0.59)

Net income (loss)	$0.08	$(0.42)

(a)
Certain amounts in the prior fiscal period financial statement have been reclassified to conform with the current fiscal period presentation.

(b)
Unaudited

—More—

WEIDER NUTRITION INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	August 31, 2003	May 31, 2003
	(unaudited)
Cash	$4,764	$3,463
Receivables, net	31,532	27,592
Inventories	29,379	27,543
Other current assets	5,926	12,297

Total current assets, net	71,601	70,895

Property and equipment, net	26,124	26,676
Other assets, net	17,230	17,671

	43,354	44,347

Total assets	$114,955	$115,242

Total debt, including current portion*	$4,944	$8,716
Other liabilities	38,517	37,680

Total liabilities	43,461	46,396
Stockholder's equity	71,494	68,846

Total liabilities & stockholders' equity	$114,955	$115,242

*
Current portion of long-term debt amounts to $4,556 and $8,057 at August 31 and May 31, respectively.

—# # #—

QuickLinks

  EXHIBIT 99.1
WEIDER NUTRITION INTERNATIONAL, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (IN THOUSANDS EXCEPT PER SHARE AMOUNTS) (unaudited)
WEIDER NUTRITION INTERNATIONAL, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (IN THOUSANDS)